Exhibit 5

                                                                Execution Copy


          SHAREHOLDER AGREEMENT, dated as of May 18, 2001 (the "Agreement"), among America Online, Inc., a Delaware corporation ("Parent"), IAN Acquisition ULC, a Nova Scotia unlimited liability company and an indirect wholly owned subsidiary of Parent ("Acquiror"), ADC Telecommunications, Inc., a Minnesota corporation ("ADC"), and ADC ESD, Inc., a Delaware corporation ("ADC Subsidiary"), a wholly-owned subsidiary of ADC and a shareholder of InfoInterActive Inc., a corporation incorporated under the Business Corporations Act (Alberta) (the "Company"). As used in this Agreement, the term "Shareholder" shall refer to ADC and ADC Subsidiary collectively, and the representations, warranties and covenants of ADC and ADC Subsidiary in this Agreement shall be joint and several.

          WHEREAS, Parent, Acquiror and the Company are, concurrently with the execution and delivery of this Agreement, entering into an Acquisition Agreement, dated as of the date hereof (the "Acquisition Agreement"; terms used without definition herein having the meanings assigned to them in the Acquisition Agreement), pursuant to which Acquiror agrees, among other things, to acquire all of the common shares of the Company ("Common Shares") pursuant to an arrangement (the "Arrangement") under the Business Corporations Act (Alberta);

          WHEREAS, as of the date hereof, the Shareholder beneficially owns the number of Common Shares and options, convertible securities and warrants to acquire Common Shares or other voting securities of the Company ("Exercisable Securities") set forth opposite the Shareholder's name on the signature pages hereto (such Common Shares and Exercisable Securities, the Shareholder's "Existing Securities" and together with any Common Shares or other voting securities of the Company, the beneficial ownership of which is acquired after the date hereof, whether upon the exercise of options, conversion of convertible securities, exercise of warrants or any other Exercisable Securities or pursuant to any dividend, distribution, stock split, combination, reclassification, recapitalization, exchange or otherwise, collectively referred to herein as the "Securities"); and

          WHEREAS, as a condition to their willingness to enter into the Acquisition Agreement, Parent and Acquiror have required that the Shareholder agree, and the Shareholder has agreed, among other things, to vote in favor of the Arrangement, on the terms and conditions provided for herein.

          NOW, THEREFORE, the parties hereto agree as follows:


                                  ARTICLE I

                Agreement to Vote; Proxy; Agreement to Tender.

          SECTION 1.01. Voting. The Shareholder hereby agrees that, during the time this Agreement is in effect, at any meeting of the shareholders of the Company, however called and at any adjournment thereof, or pursuant to any action by written consent, the Shareholder shall appear at such meeting or otherwise cause its Securities to be counted as present thereat for purposes of establishing a quorum and (a) vote (or cause to be voted) all of its Securities in favor of the approval, adoption, consent and ratification of the Arrangement, the Acquisition Agreement and the Plan of Arrangement thereunder (including the Tender Offer (as defined below)) (collectively, the "Transaction"); (b) vote (or cause to be voted) all of its Securities against any action or agreement that would delay, impede, interfere with or discourage the consummation of the Transaction or would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Shareholder under this Agreement; and (c) vote (or cause to be voted) all of its Securities against any of the following (other than the Acquisition Agreement, including as it may have been, or may have been proposed by Parent or Acquiror to be, amended): (i) any extraordinary corporate transaction or agreement therefor, including without limitation any amalgamation, plan of arrangement, merger, consolidation, recapitalization, reorganization, takeover bid, share exchange, liquidation, dissolution, business combination or similar transaction involving the Company or its Subsidiaries (including a Competing Proposal), (ii) a Transfer of a material amount of assets of the Company or its Subsidiaries, (iii) any change in the majority of the Board of Directors of the Company, (iv) any change in the present capitalization of the Company,
(v) any amendment of the Company's Articles of Incorporation or By-laws, or
(vi) any other material change in the Company's corporate structure or business or change in any manner of the voting rights of the Common Stock (any matter under clauses (a), (b) or (c), a "Subject Proposal"). The Shareholder shall not enter into any agreement or understanding with any person prior to the termination of this Agreement to vote in any manner inconsistent herewith.

          SECTION 1.02. Proxy. (a) During the time this Agreement is in effect, the Shareholder hereby irrevocably grants to, and appoints, and agrees from time to time to grant to, and appoint, Parent and Acquiror, or either of them, and any individual designated in writing by either of them, and each of them individually, as the Shareholder's proxy, agent and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Shareholder, to vote (or cause to be voted) its Securities, or grant a consent or approval in respect of its Securities, in each case, with respect to any Subject Proposal, in a manner consistent with Section 1.01 above.

          (b) The Shareholder understands and acknowledges that Parent and Acquiror are entering into the Acquisition Agreement in reliance upon the Shareholder's execution and delivery of this Agreement. The Shareholder hereby affirms that the proxy set forth in this Section 1.02 is given in connection with the execution of this Agreement, and that such proxy is given to secure the performance of the duties of the Shareholder under this Agreement. The Shareholder hereby ratifies and confirms all that such proxy may lawfully do or cause to be done by virtue hereof. Shareholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by it with respect to its Securities that would be inconsistent with the proxy granted pursuant to Section 1.02(a). Shareholder shall not hereafter, unless and until this Agreement terminates pursuant to Section 4.01 hereof, purport to vote (or execute a consent with respect to) its Securities with respect to any Subject Proposal (other than through this irrevocable proxy) or grant any other proxy or power of attorney with respect to any of its Securities to vote with respect to any Subject Proposal, deposit any of its Securities into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote with respect to any such Subject Proposal, grant any proxy or give instructions with respect to the voting of such Securities with respect to any Subject Proposal.

          SECTION 1.03. Tender. Upon the election of Parent to make a tender offer for any Securities of the Company pursuant to Section 2.3 of the Acquisition Agreement (the "Tender Offer"), the Shareholder hereby agrees to tender validly (or cause the record owners to tender validly) to Parent or any Subsidiary of Parent making the Tender Offer, pursuant to and in accordance with the terms of the Tender Offer, as soon as practicable after commencement of the Tender Offer, but in no event later than five Business Days following the commencement of the Tender Offer, all of such Securities by physical delivery of the certificates therefor (or by book entry or appropriate instructions to brokers or custodians thereof, as the case may be) and not to withdraw such Securities, except following termination of the Tender Offer without the purchase by Parent or any of its Subsidiaries of Securities thereunder; provided that the Shareholder shall be entitled to withdraw such Securities prior to the termination of such Tender Offer in the event that Parent attempts to waive the Minimum Condition. The Shareholder hereby acknowledges and agrees that Parent's (or any of its Subsidiary's) obligation to accept for payment and pay for such Securities shall be subject to the terms and conditions of the Tender Offer. The Shareholder hereby permits Parent and Acquiror to publish and disclose in the documents required to be prepared, filed or delivered by applicable law in the Tender Offer and, if approval of the Company's shareholders is required under applicable law, the proxy statement and, subject to Shareholder's prior review and consent thereto, in any other public statement, its identity and ownership of Securities and the nature of its commitments, arrangements and understandings under this Agreement.


                                  ARTICLE II

                        Representation And Warranties.

          SECTION 2.01. Representation and Warranties of Parent. Parent hereby represents and warrants to the Shareholder that Parent has the corporate power and authority to enter into this Agreement and perform all of its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms.

          SECTION 2.02. Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to Parent and Acquiror as follows:

          (a) Ownership of Securities and Options. The Shareholder (or accounts or trusts controlled or beneficially owned by the Shareholder) is the record and beneficial owner of the Existing Securities set forth opposite its name on the signature pages hereto. On the date hereof, the Existing Securities constitute all of the Securities owned of record or beneficially by the Shareholder. The Shareholder has, with respect to the Existing Securities, or will have, with respect to any other Securities, sole voting power, sole power of disposition and sole power to agree to all of the matters set forth in this Agreement with respect to all of the Securities, with no restrictions, subject to applicable securities laws, on the Shareholder's voting power or rights of disposition pertaining thereto.

          (b) Power; Binding Agreement. The Shareholder has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement, including, without limitation, power and authority to sell, assign, transfer and deliver the Securities to Parent pursuant to the terms and conditions of this Agreement. The execution, delivery and performance of this Agreement by the Shareholder have been duly and validly authorized and no other actions or proceedings on the part of the Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated herein. The execution, delivery and performance of this Agreement by the Shareholder will not violate any other agreement to which the Shareholder is a party including, without limitation, any voting agreement, shareholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, except to the extent that their enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

          (c) No Conflicts. Except for compliance with the applicable requirements of the Legislation, (A) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the execution of this Agreement by the Shareholder and the consummation by the Shareholder of the transactions contemplated hereby and (B) neither the execution and delivery of this Agreement by the Shareholder nor the consummation by the Shareholder of the transactions contemplated hereby nor compliance by the Shareholder with any of the provisions hereof shall (1) conflict with or result in any breach of any provision of the articles of incorporation or by-laws of the Shareholder, (2) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which the Shareholder is a party or by which the Shareholder or any of its properties or assets may be bound or (3) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Shareholder or any of its properties or assets, except in the case of clauses (2) and (3), in a manner that would not materially affect the Shareholder's ability to perform its obligations under this Agreement.

          (d) No Group. The Shareholder is acting individually and not as part of a "group" as defined in the U.S. Securities Exchange Act of 1934, as amended.


                                 ARTICLE III

                     Certain Covenants of the Shareholder.

          SECTION 3.01. Certain Covenants of the Shareholder. The Shareholder hereby covenants and agrees as follows:

          (a) No Solicitation. The Shareholder shall not, and shall not authorize or permit any shareholder, director, officer, employee, Affiliate, representative or agent of the Shareholder to, directly or indirectly, (i) solicit, facilitate, initiate, entertain, encourage or take any action to facilitate, initiate, entertain or encourage any inquiries or communications or the making of any proposal or offer that constitutes or may constitute a Competing Proposal or a sale of any of the Securities or (ii) participate or engage in any discussions or negotiations with, or provide any information to or take any other action with the intent to facilitate the efforts of, any person concerning any possible Competing Proposal or a sale of any of the Securities or any inquiry or communication which might reasonably be expected to result in a Competing Proposal or a sale of any of the Securities. If any executive officer of the Shareholder, the general counsel of the Shareholder or any member of the staff of such general counsel's office receives an inquiry or proposal with respect to any Competing Proposal or any sale of Securities, then the Shareholder shall promptly inform Parent of the terms and conditions, if any, of such inquiry or proposal and the identity of the person making it. The Shareholder shall, and shall cause its representatives or agents to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

          (b) Restriction on Transfer, Proxies and Non-Interference. The Shareholder hereby agrees, while this Agreement is in effect, and except as contemplated hereby, not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or execute any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of (collectively, a "Transfer"), any of its Securities or any interest therein, (ii) grant any proxies with respect to any Securities or deposit any Securities into a voting trust or enter into a voting agreement with respect to any Securities, or (iii) take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling the Shareholder from performing its obligations under this Agreement. Any action described in the foregoing clauses (i) through (iii) in violation of this Agreement shall be void ab initio.

          (c) Legending of Certificates; Nominees Securities. If requested by Parent, the Shareholder agrees to submit to the Company contemporaneously with or as promptly as practicable following execution of this Agreement all certificates representing the Securities so that the Company may note thereon a legend, in form and substance reasonably satisfactory to Parent and the Shareholder, referring to the proxy and other rights granted to Parent by this Agreement. If any of the Securities beneficially owned by the Shareholder are held of record by a brokerage firm in "street name" or in the name of any other nominee (a "Nominee", and, as to such Securities, "Nominee Securities"), the Shareholder shall within five business days of the date of this Agreement execute and deliver to Parent a limited power of attorney, in form and substance reasonably satisfactory to Parent and the Shareholder, enabling Parent to require the Nominee to (i) grant to Parent an irrevocable proxy to the same effect as Section 1.02 hereof with respect to the Nominee Securities held by such Nominee, and (ii) submit to the Company the certificates representing such Nominee Securities for notation of the above-referenced legend thereon, and (iii) tender such Nominee Securities in the Tender Offer pursuant to Section 1.03 hereof.

          (d) Additional Securities. The Shareholder hereby agrees, while this Agreement is in effect, to promptly notify Parent of the number of any new Securities acquired by the Shareholder, if any, after the date hereof.

          (e) Dissenter's Rights. The Shareholder agrees that it will not exercise any right to dissent or any similar rights of appraisal, which it may have under any applicable Law with respect to any transaction contemplated by the Acquisition Agreement or the Plan of Arrangement.

          SECTION 3.02. Stop Transfer Order. In furtherance of this Agreement, the Shareholder hereby authorizes and directs the Company's counsel to notify the Company's transfer agent that there is a stop transfer order in conformity with the terms of this Agreement (which order shall exist only until the termination of this Agreement) with respect to all of the Existing Securities (and that this Agreement places limits on the voting and transfer of such Securities).

          SECTION 3.03. Public Announcements. The Shareholder shall consult with Parent before issuing, and shall first provide Parent the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the existence or terms of this Agreement, the Arrangement or any other part of the Transaction, and shall not issue any such press release or make any such public statement without the prior written consent of Parent, except (i) as may be required by any applicable securities laws, rules or regulations or the rules or regulations of any self-regulatory organization having jurisdiction over the Shareholder and (ii) to the extent necessary in response to a judicial or similar investigative inquiry (including a discovery request in a lawsuit), in which case (with respect to clause (ii) only) the Shareholder shall make such disclosure pursuant thereto only after first providing reasonable notice to Parent and affording Parent the opportunity to seek to limit, prevent or protect such disclosure.

          SECTION 3.04. Further Assurances. The Shareholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments and shall take all such further actions as Parent or Acquiror may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

          SECTION 3.05. Cooperation as to Regulatory Matters. If so requested by Parent, promptly after the date hereof, and solely at Parent's expense (which shall include, without limitation, reimbursement of all reasonable out-of-pocket expenses incurred by the Shareholder in complying with any such request), the Shareholder will use its commercially reasonable efforts to make all filings, which are required under the Legislation or other applicable Laws, and to seek all regulatory approvals required in connection with the Transaction. The Shareholder shall, at Parent's expense (which shall include, without limitation, reimbursement of all reasonable out-of-pocket expenses incurred by the Shareholder in complying with any such request), furnish all such necessary information and reasonable assistance as may be requested in connection with the preparation of filings and submissions to any Governmental Authority, including, without limitation, filings under the provisions of the Legislation or other applicable Laws.


                                  ARTICLE IV

                                 Miscellaneous

          SECTION 4.01. Termination; Survival of Representations and Warranties. This Agreement shall terminate on the Expiration Date, and upon such termination, this

Agreement shall terminate and be of no further force and effect; provided that the provisions of this Article IV shall survive the termination of this Agreement indefinitely in accordance with their terms. As used herein, the term "Expiration Date" means the first to occur of (i) the Effective Time,
(ii) receipt by the Shareholder of written notice of termination of this Agreement by Parent, or (iii) the date of the termination of the Acquisition Agreement.

          SECTION 4.02. Amendments. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

          SECTION 4.03. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by electronic mail, with a copy thereof to be delivered or sent as provided above or by facsimile or telecopier, as follows:

          if to Parent or Acquiror, to

                America Online, Inc.
                22000 AOL Way
                Dulles, VA  20166
                Tel:  (703) 448-8700
                Fax:  (703) 265-2996
                Attn:  Senior Vice President for Business Affairs

          with copies to:

                Simpson Thacher & Bartlett
                425 Lexington Avenue
                New York, NY  10017-3954
                Tel:  (212) 455-2000
                Fax:  (212) 455-2502
                Attn:  Peter Malloy, Esq.

          if to the Shareholder:

                ADC Telecommunications, Inc.
                P.O. Box 1011
                Minneapolis, MN  55440-1101
                Tel:  (952) 914-6318
                Fax:  (952) 946-3209
                Attn:  Office of General Counsel

          with copies to:

                Dorsey & Whitney LLP
                220 South Sixth Street
                Minneapolis, MN 55402
                Tel:  (612) 340-5681

                Fax:  (612) 340-8738
                Attn:  Robert A. Rosenbaum, Esq.

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (i) in the case of personal delivery, nationally recognized overnight courier or registered or certified mail, on the date of such delivery and (ii) in the case of facsimile or telecopier or electronic mail, upon confirmed receipt.

          SECTION 4.04. Descriptive Headings; Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The terms "hereof," "herein," "hereby," and derivative or similar words refer to this entire Agreement. Unless the context otherwise requires words of any gender include each other gender, and words using the singular or plural number also include the plural or singular number, respectively. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". All references to currency herein are to United States dollars unless otherwise specified.

          SECTION 4.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

          SECTION 4.06. Entire Agreement. This Agreement and the other documents and instruments delivered in connection herewith constitute the entire agreement and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

          SECTION 4.07. Assignment. This Agreement may not and shall not be assigned by operation of Law or otherwise, except that Parent and Acquiror may assign all or any of their rights hereunder to any Affiliate, provided that no such assignment shall relieve the assigning party of its obligations hereunder. Any assignment in violation of this Agreement shall be void.

          SECTION 4.08. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          SECTION 4.09. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

          SECTION 4.10. Governing Law; Enforcement. This Agreement and the rights and duties of the parties hereunder shall be governed by, and construed in accordance with, the Law of the State of New York. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court sitting in the Southern District of New York or in the District of Minnesota, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto, (a) consents to submit itself to the exclusive personal jurisdiction of any Federal court sitting in the Southern District of New York or in the District of Minnesota in the event any dispute arises out of this Agreement or any transaction contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than any Federal court sitting in the Southern District of New York or in the District of Minnesota and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated hereby.

          SECTION 4.11. No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          SECTION 4.12. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

               [Remainder of this page intentionally left blank]

          IN WITNESS WHEREOF, Parent, Acquiror and the Shareholder have caused this Agreement to be duly executed as of the day and year first above written.



                               AMERICA ONLINE, INC.

                               By:     /s/ Lynda Clarizio
                                    ______________________________________
                                    Name:   Lynda Clarizio
                                    Title:  Senior Vice President


                               IAN ACQUISITION ULC


                               By:     /s/ Roger B. Keating
                                    ______________________________________
                                    Name:   Roger B. Keating
                                    Title:  President


Existing Securities
-------------------
                               ADC TELECOMMUNICATIONS, INC.



No Common Shares or
warrants other than            By:     /s/ Gokul V. Hemmady
through ADC Subsidiary              ______________________________________
                                    Name:   Gokul V. Hemmady
                                    Title:  Vice President & Treasurer


                               ADC ESD, INC.



1,475,000 Common Shares        By:     /s/ Gokul V. Hemmady
Warrants to acquire                 ______________________________________
573,500 Common Shares               Name:   Gokul V. Hemmady
                                    Title:  Vice President & Treasurer